Exhibit 99.1

Teladoc Announces Second Quarter 2017 Results

Second Quarter Revenue of $44.6 million Grew 68% Year-Over-Year

Total Membership of 20.5 million Grew 33% Year-Over-Year

Total Visits of 309,000 Grew 55% Year-Over-Year

PURCHASE,  NY, August 2, 2017 — Teladoc, Inc. (NYSE:TDOC), the undisputed leader in telehealth, today announced results for the second-quarter ended June 30, 2017.

“Teladoc continued to deliver very strong results in the second quarter, meeting or exceeding our guidance on all key metrics.  Building upon our excellent performance in the first half of 2017, the recent acquisition of Best Doctors makes me more optimistic than ever that Teladoc is uniquely positioned to transform how people access healthcare," said Jason Gorevic, chief executive officer of Teladoc. “We continue to receive enthusiastic demand for the combined Teladoc and Best Doctors product offering, which delivers a clear, market-leading value proposition for our clients and partners.”

Financial Performance for the Three Months Ended June  30, 2017

All comparisons are to the three months ended June 30, 2016.

•	Total revenue was $44.6 million, an increase of 68%.
o	Revenue from Subscription Access Fees was $37.5 million, an increase of 74%.
o	Revenue from Visit Fees was $7.1 million, an increase of 44%.
•	Total membership was 20.5 million, an increase of 33%.
•	Total visits of 309,000, an increase of 55%.
o	Paid visits as a percentage of total visits was 55% compared to 64%.
•	Gross margin increased to 77.5% compared to 74.0%.
•	Net loss was $15.4 million, compared to $14.9 million.
•	Net loss per basic and diluted share was $0.28, compared to $0.38.
•	EBITDA was a loss of $11.8 million, compared to a loss of $12.9 million.
•	Adjusted EBITDA improved to a loss of $5.1 million, compared to a loss of $10.5 million.

A reconciliation of generally accepted accounting principles (“GAAP”) in the United States to non-GAAP results has been provided in this press release in the accompanying tables. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures”.

Business Outlook

Third Quarter 2017 Guidance: Revenue for the third quarter 2017 is expected to be in the range of $67 million to $68 million. EBITDA is expected to be in the range of a loss of $16 million to a loss of $17 million. Adjusted EBITDA is expected to be in the range of a loss of $2 million to a loss of $3 million. Membership is expected to total approximately 22.0 million to 22.5 million at September 30, 2017. Total visits are projected to be between 275,000 and 300,000. Third quarter net loss per share, based on 56.5 million weighted average shares outstanding, is expected to be between $(0.56) and $(0.58).

Full Year 2017 Guidance: Revenue for the full year 2017 is expected to be in the range of $230 million to $235 million. EBITDA is expected to be in the range of a loss of $46 million to $48 million. Adjusted EBITDA is expected to be in the range of a loss of $15 million to $17 million and the Company targets to be Adjusted EBITDA positive in the fourth-quarter of 2017. Membership is expected to total approximately 22.5 million to 23.0 million at December 31, 2017. Total visits for the full year are projected to be between 1,400,000 and 1,450,000. Net loss per share, based on 55.1 million weighted average shares outstanding, is expected to be between $(1.52) and $(1.55).

Quarterly Conference Call

The second quarter 2017 earnings conference call and webcast will be held Wednesday, August 2, 2017 at 5:00 p.m. ET. The conference call can be accessed by dialing 1-877-201-0168 for U.S. participants, or 1-647-788-4901 for international participants, and including the following Conference ID Number: 71800717 to expedite caller registration; or via a live audio webcast available online at http://ir.teladoc.com/news-and-events/events-and-presentations/. A webcast replay will be available for on-demand listening shortly after the completion of the call at the same web link.

About Teladoc, Inc.

Teladoc, Inc. (NYSE:TDOC) is the largest and most trusted telehealth provider in the world. Recognized by MIT Technology Review as one of the “50 Smartest Companies”, Teladoc is forging a new healthcare experience with an innovative portfolio of virtual care delivery solutions. Currently, Teladoc serves more than 10,000 clients — from payers to providers to employers — and more than 20 million members who connect within minutes to Teladoc’s network of more than 3,100 board-certified, state-licensed physicians and therapists, 24/7. Teladoc’s services and solutions marry a highly engaging consumer experience with the latest in data and analytics, and a highly flexible technology platform. Teladoc has delivered more than 2.5 million medical visits for general medical, dermatology, counseling, psychiatry, sexual health, and tobacco cessation. For additional information, please visit www.teladoc.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “believe,” “project,” “estimate,” “expect,” “may,” “should,” “will” and similar references to future periods. Examples of forward-looking statements include, among others, statements we make regarding future revenues, future earnings, future numbers of members or clients, litigation outcomes, regulatory developments, market developments, new products and growth strategies, and the effects of any of the foregoing on our future results of operations or financial conditions.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: (i) changes in laws and regulations applicable to our business model; (ii) changes in market conditions and receptivity to our services and offerings; (iii) results of litigation; (iv) the loss of one or more key clients; and (v) changes to our abilities to recruit and retain qualified providers into our network. For a detailed discussion of the risk factors that could affect our actual results, please refer to the risk factors identified in our SEC reports, including, but not limited to our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as filed with the SEC.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data, unaudited)

	June 30,	December 31,
	2017	2016

Assets
Current assets:
Cash and cash equivalents	$409,224	$50,015
Short-term marketable securities	31,070	15,793
Accounts receivable, net of allowance of $2,010 and $2,422, respectively	14,229	13,806
Prepaid expenses and other current assets	2,468	3,103
Total current assets	456,991	82,717
Property and equipment, net	7,424	7,479
Goodwill	188,184	188,184
Intangible assets, net	21,239	24,875
Other assets	308	415
Total assets	$674,146	$303,670
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,150	$2,236
Accrued expenses and other current liabilities	9,684	7,981
Accrued compensation	8,853	8,856
Long term bank and other debt - current portion	—	2,000
Total current liabilities	19,687	21,073
Other liabilities	9,254	7,609
Deferred taxes	1,994	1,694
Long term bank and other debt, net	42,440	42,424
Convertible senior notes, net	201,395	—
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value; 100,000,000 shares and 75,000,000 shares authorized as of June 30, 2017 and December 31, 2016, respectively; 54,798,273 shares and 46,201,563 shares issued and outstanding as of June 30, 2017 and December 31, 2016, respectively	55	46
Additional paid-in capital	635,186	435,551
Accumulated deficit	(235,864)	(204,726)
Accumulated other comprehensive loss	(1)	(1)
Total stockholders’ equity	399,376	230,870
Total liabilities and stockholders’ equity	$674,146	$303,670

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data, unaudited)

	Quarters Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenue	$44,591	$26,488	$87,489	$53,376
Cost of revenue	10,026	6,891	22,165	14,834
Gross profit	34,565	19,597	65,324	38,542
Operating expenses:
Advertising and marketing	12,278	7,804	24,894	15,854
Sales	7,324	5,860	15,312	11,130
Technology and development	7,537	4,829	14,049	10,054
Legal	277	1,193	620	2,315
Regulatory	987	772	1,994	1,620
Acquisition related costs	2,113	763	2,113	763
General and administrative	15,873	11,280	30,361	22,917
Depreciation and amortization	2,668	1,558	5,275	3,066
Loss from operations	(14,492)	(14,462)	(29,294)	(29,177)
Interest expense, net	774	407	1,476	834
Net loss before taxes	(15,266)	(14,869)	(30,770)	(30,011)
Income tax provision	149	10	299	172
Net loss	$(15,415)	$(14,879)	$(31,069)	$(30,183)
Net loss per share, basic and diluted	$(0.28)	$(0.38)	$(0.58)	$(0.78)

Weighted-average shares used to compute basic and diluted net loss per share	54,572,862	38,717,186	53,389,435	38,650,765

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands, unaudited)

	Six Months Ended June 30,
	2017	2016
Cash flows used in operating activities:
Net loss	$(31,069)	$(30,183)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	5,275	3,066
Allowance for doubtful accounts	764	1,429
Stock-based compensation	7,662	2,922
Deferred income taxes	299	172
Accretion of interest	28	175
Changes in operating assets and liabilities:
Accounts receivable	(1,186)	(2,504)
Prepaid expenses and other current assets	700	435
Other assets	107	(12)
Accounts payable	(1,085)	(1,707)
Accrued expenses and other current liabilities	1,703	(1,648)
Accrued compensation	(264)	(1,695)
Other liabilities	1,645	616
Net cash used in operating activities	(15,421)	(28,934)
Cash flows (used in) provided by investing activities:
Purchase of property and equipment	(1,299)	(778)
Purchase of internal-use software	(285)	(658)
Purchase of marketable securities	(34,954)	(44,188)
Proceeds from marketable securities	19,677	69,749
Net cash (used in) provided by investing activities	(16,861)	24,125
Cash flows provided by financing activities:
Net proceeds from the exercise of stock options	4,316	590
Proceeds from issuance of convertible notes	263,722	—
Proceeds from borrowing under bank and other debt	—	5,500
Repayment of bank loan and other debt	(2,000)	(625)
Proceeds from issuance of common stock	123,928	—
Proceeds from employee stock purchase plan	1,265	—
Cash for withholding taxes on stock-based awards, net	260	59
Net cash provided by financing activities	391,491	5,524
Net increase in cash and cash equivalents	359,209	715
Cash and cash equivalents at beginning of the period	50,015	55,066
Cash and cash equivalents at end of the period	$409,224	$55,781

Interest paid	$1,847	$1,050

Non-GAAP Financial Measures:

To supplement our financial information prepared in accordance with GAAP, we use EBITDA and Adjusted EBITDA, which are non-GAAP financial measures, for business planning purposes and in measuring our performance relative to that of our competitors. EBITDA consists of net loss before interest, taxes, depreciation and amortization. Adjusted EBITDA consists of net loss before interest, taxes, depreciation, amortization, stock-based compensation and acquisition related costs. A reconciliation of these Non-GAAP financial measures is presented below to net loss, which we believe is the most directly comparable GAAP measure.

We believe that the presentation of these non-GAAP financial measures enhances an investor’s understanding of our financial performance and are useful financial metrics to assess our operating performance from period-to-period by excluding certain items that we believe are not comparable across reporting periods or that do not otherwise relate to the Company’s ongoing operating results

Our use of the term EBITDA and Adjusted EBITDA may vary from that of others in our industry. Neither EBITDA nor Adjusted EBITDA should be considered as an alternative to net loss or any other performance measures derived in accordance with GAAP as measures of performance.

EBITDA and Adjusted EBITDA have important limitation as analytical tools and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

EBITDA and Adjusted EBITDA:

•	does not reflect the significant interest expense on our debt; and
•	eliminates the impact of income taxes on our results of operations; and
•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and both measures do not reflect any expenditures for such replacements; and

•	does not reflect the significant transaction costs related to mergers and acquisitions; and
•	does not reflect the significant non-cash stock compensation expense which should be viewed as a component of recurring operating costs; and
•	other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than we do, limiting the usefulness of EBITDA and Adjusted EBITDA as comparative measures.

We compensate for these limitations by using EBITDA and Adjusted EBITDA along with other comparative tools, together with U.S. GAAP measurements, to assist in the evaluation of operating performance. Such U.S. GAAP measurements include gross profit, net loss, net loss per share and other performance measures.

In evaluating these financial measures, you should be aware that in the future we may incur expenses like those eliminated in this presentation. Our presentation of EBITDA and Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

Reconciliation of EBITDA and Adjusted EBITDA to Net Loss

(In thousands, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Net loss	$(15,415)	$(14,879)	$(31,069)	$(30,183)
Add:
Interest expense, net	774	407	1,476	834
Income tax provision	149	10	299	172
Depreciation expense	696	490	1,354	936
Amortization expense	1,972	1,069	3,921	2,130
EBITDA	(11,824)	(12,903)	(24,019)	(26,111)
Stock-based compensation	4,565	1,633	7,662	2,922
Acquisition related costs	2,113	763	2,113	763
Adjusted EBITDA	$(5,146)	$(10,507)	$(14,244)	$(22,426)

Media:

Courtney McLeod

914-265-6789

cmcleod@teladoc.com

Investors:
Westwicke Partners

Jordan E. Kohnstam

Office: 443-450-4189

Jordan.kohnstam@westwicke.com